EXHIBIT 99




  FOR IMMEDIATE RELEASE:                     Contact:    Mr. Charles R. Ofner
                                                               (713) 496-5000




        Houston, Texas...April 18, 1995...In response to a press release issued earlier today by Sonat Offshore Drilling Inc., Reading & Bates Corporation (NYSE; RB) announced today that discussions with Sonat Offshore have not to date demonstrated a willingness on the part of Sonat Offshore to consider a transaction that would be reflective of the short term or long term business prospects and value of Reading & Bates. Reading & Bates noted that the implied exchange ratio reflected in the potential transaction described in today's press release by Sonat
  Offshore is not materially higher than the exchange ratio of their original proposal dated February 27, 1995. Reading & Bates added that its previously stated position that it may from time to time engage in discussions with industry participants regarding possible strategic business combination transactions remains unchanged.

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.